Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS THIRD QUARTER 2007 RESULTS

AND ACHIEVES RECORD GOLD PRODUCTION

Denver, Colorado, November 6, 2007: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced a net loss of $(12.7) million, or $(0.054) per share, for the third quarter of 2007. All currency in this news release is expressed in U.S. dollars, unless otherwise noted. The Company will host a live webcast and conference call, to discuss its quarterly results on Wednesday, November 7, at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Peter Bradford, President and CEO, said, “Despite the difficulties experienced during the ramping up of our new Bogoso sulfide processing plant, we achieved record gold production for the Company in the third quarter. During the fourth quarter and going forward, we expect to further optimize the sulfide processing plant to achieve higher overall throughput rates and recoveries, which we expect to lead to increased gold production and lower operating costs per ounce. Ghana has experienced a particularly wet rainy season and flooding this year which, on the positive side, has resulted in a significant increase in the level of the Akosombo hydroelectric dam and strengthened power supply in the country. However, on the negative side, the heavy rains have impeded our mining and processing activities.”

THIRD QUARTER 2007 HIGHLIGHTS

•	Record quarterly gold sales of 70,143 ounces compared to 57,855 ounces of gold sales for the third quarter of 2006, a 21.2% increase.

•	Bogoso sulfide processing plant achieved design throughput rate by the end of the third quarter. The next hurdle is to achieve design gold recovery rates by the end of the year.

•	Increased gold sales at Wassa to 29,626 ounces compared to gold sales of 23,244 ounces for the third quarter of 2006. This represents a 27% increase in ounces of gold sold.

•	Development of the Hwini-Butre and Benso projects has commenced with construction of the haul road to Benso having started in October 2007.

•	The Ghana power authority ended the power restrictions due to the above-normal rains experienced in Ghana.

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Golden Star is pursuing a listing on the Ghana Stock Exchange in an effort to allow participation in the Company by Ghanaian financial institutions and local Golden Star employees, build relationships in Ghana and support the local stock exchange.

FINANCIAL AND OPERATIONAL SUMMARY FOR THE THIRD QUARTER

Third quarter of 2007 net loss was $(12.7) million or $(0.054) per share as compared to a net income of $1.5 million or $0.007 per share for the third quarter of 2006. Increases in operating costs at both Wassa and the Bogoso oxide processing operation, plus the added costs of the new Bogoso sulfide processing plant combined to off-set the higher gold prices and higher gold output.

Net loss for the first nine months of 2007 was $(18.6) million or $(0.082) per share as compared to a net income of $33.9 million or $0.164 per share for the first nine months of 2006. The major factor contributing to the loss in the first nine months of 2007 was lower than expected gold sales from the Bogoso sulfide processing plant. While gold output and realized gold prices in the third quarter of 2007 improved over the third quarter of 2006, increases in operating costs at both Wassa and at the Bogoso oxide processing plant plus the added costs of the Bogoso sulfide processing plant combined to offset the higher gold prices and gold output. In addition, lower ore grades and planned maintenance at the oxide plant in May 2007 contributed to this loss. Relative to 2006, the 2007 results were lower due to the capital gains totaling $51.2 million from the sale of our investments in Moto Goldmines Limited and EURO Ressources S.A.

SUMMARY OF FINANCIAL RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
		(restated)		(restated)
Gold sold (oz)	70,143	57,855	158,263 (2)	148,001
Price realized ($ per ounce)	681	622	668	605
Cash operating cost ($ per ounce)(1)	687	410	612	461
Royalties ($ per ounce)	20	18	20	17
Total cash cost ($ per ounce)	707	428	632	478
Total revenues (in thousands $)	47,752	35,996	105,731	89,607
Cash flow from operations (in thousands $)	8,391	7,323	4,398	80
Net income/(loss) (in thousands $)	(12,709)	1,533	(18,563)	33,940
Net income/(loss) per share – basic ($)	(0.054)	0.007	(0.082)	0.164
Weighted average shares outstanding (in millions)	233.2	207.3	227.6	207.4
(1)	See note on non-GAAP financial measures below.
(2)	Excludes 7,803 ounces from the new sulfide plant in the first six months of 2007. These ounces are not included in sales revenues.

CASH AND CASH FLOW

Our cash, cash equivalents and short term investments totaled $20.8 million at September 30, 2007, down from $27.1 million at the end of December 2006. Operations provided $8.4 million in the third quarter and $4.4 million of cash in the first nine months of 2007, compared to $7.3 million and $80,000 in the same periods of 2006. A $15.3 million increase in payables, offset by a $8.2 million increase in inventories were the major factors contributing to the cash provided year-to-date. Most of the inventory increases in 2007 are related to increases in ore stockpiles and parts and supplies for the Bogoso sulfide processing plant.

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A total of $96.4 million was spent on capital projects during the first nine months of 2007. Approximately $55.2 million was spent on the Bogoso Sulfide Expansion Project including $44.3 million for construction costs, $6.4 million for pre-production waste stripping, $1.3 million for mining equipment and $3.2 million of capitalized interest.

Liquidity Outlook

We anticipate that the Wassa mine will continue to generate cash from operations in the fourth quarter of 2007 and significant improvements in plant throughput and gold recovery are expected to come from the Bogoso sulfide processing plant. These factors, combined with our current cash position and the equipment debt facility, should enable Golden Star to cover all its capital and operating needs through the end of the year.

In late October, we announced a proposed offering of $125 million of convertible senior unsecured debentures. The debentures will bear interest at a rate of 4.0% per annum, and are, subject to certain limitations, convertible into Golden Star common shares at a conversion rate of 200.0 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $5.00 per share), subject to adjustment in certain circumstances. Golden Star intends to use $61.76 million of the net proceeds of the offering to repay its existing $50 million aggregate principal amount 6.85% senior convertible notes due April 15, 2009, and the balance for property development (including the construction of the Hwini-Butre and Benso operations) and for general corporate purposes. The sale of the debentures is expected to close on or about November 8, 2007, subject to the satisfaction of certain closing conditions and any necessary regulatory approvals.

Efforts were initiated in the third quarter of the year to list our common shares on the Ghana stock exchange with the intention of facilitating investment in Golden Star by local Ghanaians and employees of the Company and supporting the local exchange.

BOGOSO/PRESTEA

	For the three months ended September 30,		For the nine months ended September 30,
OPERATING RESULTS	2007	2006	2007		2006
Ore mined (000’s t)—Refractory	373	—	534		—
Ore mined (000’s t)—Non refractory	275	399	741		1,123
Total ore mined (000’s t)	648	399	1,275		1,123
Waste mined (000’s t)	4,643	1,307	13,182		5,756
Plant feed—Refractory (000’s t)	568	—	877		—
Refractory grade—(g/t)	2.7	—	2.7		—
Recovery—Refractory (%)	40.9	—	43.9		—
Plant feed—Non refractory (t)	388	368	1,236		1,073
Non refractory grade—(g/t)	2.1	4. 5	2.0		3.8
Recovery—Non refractory (%)	78.8	62.3	72.4		59.3
Gold sold (oz)—Refractory	14,999	—	14,999	(1)	—
Gold sold (oz)—Non refractory	25,519	34,611	57,150		78,739
Total gold sold (oz)	40,518	34,611	72,149	(1)	78,739
(1)	Excludes 7,803 ounces from the new sulfide plant in the first six months of 2007. These ounces are not included in sales revenues.

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An operating margin loss of $(13.2) million was generated at Bogoso/Prestea during the third quarter of 2007 on sales of 40,518 ounces of gold, compared to an operating margin of $5.5 million on gold sales of 34,611 ounces for the third quarter of 2006. Costs associated with the operation of the new Bogoso sulfide processing plant were incurred throughout the third quarter but lower than expected recoveries from the sulfide flotation circuit were not offset by the increased realized gold price. This situation is expected to be substantially remedied during the fourth quarter of this year.

Depreciation expense increased by $3.3 million in the third quarter of 2007 compared to the third quarter of 2006, mostly related to amortization and depreciation expenses related to the new sulfide processing plant since its start-up in July 2007.

The Bogoso sulfide processing plant bio-oxidation circuit and carbon-in-leach (CIL) systems were operating at design capacity at the end of the third quarter of 2007. However, design difficulties with the sulfide flotation circuit, which were substantially remedied by the end of the third quarter, negatively impacted overall throughput, gold recovery and gold output for the quarter. Additional modifications for the flotation circuit are planned in the fourth quarter of this year and we anticipate being at, or near, design recovery rates by the end of the year.

WASSA

	For the three months ended September 30,		For the nine months ended September 30,
OPERATING RESULTS	2007	2006	2007	2006
Total ore mined (000’s t)	887	582	2,310	1,858
Waste mined (000’s t)	2,025	1,797	6,331	9,033
Ore and heap leach materials processed (000’s t)	965	870	2,852	2,805
Grade processed (g/t)	1.1	1.0	1.1	0.9
Recovery (%)	93.2	90.0	91.2	88.8

Gold sold (oz)	29,625	23,244	86,114	69,262

Wassa generated an operating margin of $0.7 million in the third quarter of 2007 on sales of 29,625 ounces of gold, compared to an operating margin of $0.5 million on sales of 23,244 ounces of gold in the third quarter of 2006. The improved operating margin was due to improved ore grades, higher plant throughput and better recoveries. Cash operating costs and gold sold for the quarter were higher than the third quarter of 2006. Notwithstanding the fact that Wassa sold 6,381 more ounces of gold in the third quarter of 2007 compared to the third quarter of 2006, cash operating costs increased by $3.4 million to $14.6 million, offsetting the impact of the increased production. These increased costs were due to mining 533,000 more tonnes of ore and waste, and higher operating costs for labor, fuel, reagents and power. The 2007 result was also impacted, relative to 2006, by a higher depreciation, depletion and amortization expense in 2007 as a result of the reduction of the ounces in proven and probable reserves as at December 31, 2006.

HWINI-BUTRE AND BENSO DEVELOPMENT

We plan to mine the Hwini-Butre and Benso deposits as satellite sources of ore to feed our Wassa processing plant. These new orebodies are expected to increase the processed grade and gold output, extend the mine life and decrease the average cash operating cost for the Wassa mine. Capital costs are estimated to be approximately $50 million.

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Construction has commenced on the 52 kilometer access road to connect the Benso deposits with the Wassa processing plant. We anticipate pre-stripping at Benso to commence in 2008 with the first ore mined from the Benso property being delivered to the Wassa processing plant in the third quarter of 2008. Road construction between Wassa and the Hwini-Butre deposits is expected to continue in 2009 with the first high grade ore from Hwini-Butre expected to be mined and delivered to the Wassa processing plant in 2009.

EXPLORATION

At our Newmont-funded joint venture on the Saramacca project in Suriname, drill targets have been identified and drill pads prepared. A drill rig is being shipped to site and we expect to commence drilling in the fourth quarter of 2007 and to complete 2,000 to 3,000 meters of drilling by the end of the year. If drill results are positive, it is likely that the drilling programs will continue into 2008. By the end of this year, Newmont will have spent approximately $2 million on the project and we expect that they will continue to fund the exploration into 2008. Newmont is required to spend $6 million on the properties to earn a 51% interest at which point Golden Star will elect whether to participate in the project as a 49% partner or be diluted.

In French Guiana, the preliminary assessment study for the Paul Isnard property is underway. The study is being conducted to determine whether a portion of the mineral resource can be converted into upgraded categories. As part of the study, portions of the mineralized intersection are being resampled for both QA/QC purposes and to test for copper mineralization. In addition, preliminary metallurgical and specific gravity determinations are being completed and infill drilling on the current mineral resource is expected to be carried out in the fourth quarter.

In conjunction with the Paul Isnard assessment study, we have commenced a VTEM program (deep penetrating airborne geophysics) across the entire property. This survey is expected to be completed in the fourth quarter. Preliminary results from the survey are encouraging with a very strong conductive zone being defined in the vicinity of the known mineralized zone at Paul Isnard and continuing to the west for several more kilometers in an area not previously drill tested. The processing of the data from the survey is expected to take several months and, once completed, this information will be used to direct follow up drilling planned for 2008.

Exploration in Ghana focused on drilling to upgrade Inferred Mineral Resources at Wassa and Benso within the 2006 year-end mineral resource pit shells. The drilling at Wassa has been completed and has confirmed the Inferred Mineral Resource grades. Drilling at Benso has commenced and is expected to be completed in the fourth quarter. Results from these drill programs will be used to update our end-of-year mineral resource estimates for these properties.

At Manso and Chichiwelli, both part of the Hwini-Butre and Benso package, evaluation of the main targets continued using RAB and RC drilling. Preliminary results on both these concessions have been encouraging and the step-out and infill drilling along this structure continues to demonstrate the potential of this regional trend. Our understanding of the geology along this eastern limb of the Ashanti gold belt is growing and we continue to define good targets which we expect to drill test in the fourth quarter and well into 2008.

The VTEM geophysical survey over approximately 40 kilometers of strike on our Bogoso/Prestea property and our Pampe project was completed this quarter. The data is currently being processed and we expect to have a useable product in the first half of 2008 from which we expect to generate a number of deeper sulfide mineralization drill targets along this highly prospective trend.

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At Prestea, we continue to test the underground structures. Previous drilling tested the Footwall Reef and further drilling on this target is scheduled in the fourth quarter of this year. These results will be incorporated into the pre-feasibility study that is anticipated to be completed early in 2008.

Heavy rainfall and flooding hampered our exploration efforts at our Niger and Sierra Leone projects, where we expect to recommence our exploration activities once the water subsides. Our Goulagou and Rounga concessions in Burkina Faso were recently optioned to Riverstone Resources Inc.

GHANA POWER RESTRICTIONS

Above-normal rainfall in recent months has had the effect of raising the water level in the Akosombo reservoir which provides water for the operation of the hydroelectric plant in Ghana. On October 1, 2007, the Ghana power authority announced that power rationing in the country was to be discontinued.

In an effort to reduce our dependency on power from the national grid, Golden Star, along with three other mining companies constructed a nominal 100 megawatt power plant in Ghana. In addition, we entered into a take-or-pay agreement with a power provider who will construct at 20 megawatt power station at the Bogoso site. It is anticipated that should electrical power become scarce in the future, we would be able to self generate enough power to meet all our needs.

LOOKING AHEAD

Our main objectives during the remainder of 2007 include:

•	Continuance of design throughput rates and achievement of design gold recovery rates at the new Bogoso sulfide processing plant during the fourth quarter of 2007;

•	Progress permitting of the Prestea South ore bodies to provide oxide ore to the Bogoso oxide processing plant in the third quarter of 2008;

•	Progress construction and development of Hwini-Butre and Benso project; and

•	Optimization of our mining and processing activities and costs at Bogoso/Prestea and Wassa.

We are estimating 2007 total gold production of 125,000 to 150,000 ounces at Bogoso/Prestea at an average cash operating cost between $550 and $650 per ounce. We anticipate that Wassa will produce a total of approximately 115,000 to 125,000 ounces during 2007 at an average cash operating cost between $430 and $480 per ounce. In 2008, we anticipate that gold production will be higher and cash operating costs will be lower relative to 2007.

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FINANCIAL STATEMENTS

The following information is excerpted from the Company’s unaudited consolidated financial statements and notes thereto contained in our Form 10-Q, which we intend to file with the SEC today and which is available on our website.

Balance Sheet

	As of September 30, 2007	As of December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,764	$27,108
Accounts receivable	5,701	8,820
Inventories (Note 4)	53,948	45,475
Future tax assets	809	—
Deposits (Note 5)	8,819	7,673
Prepaids and other	895	1,458

Total Current Assets	90,936	90,534

RESTRICTED CASH	1,519	1,581
AVAILABLE-FOR-SALE INVESTMENTS (Note 6)	3,817	1,457
DEFERRED EXPLORATION AND DEVELOPMENT COSTS (Note 7)	27,064	167,983
PROPERTY, PLANT AND EQUIPMENT (Note 8)	287,419	93,058
MINING PROPERTIES (Note 9)	318,990	136,775
CONSTRUCTION IN PROGRESS (Note 10)	—	165,155
FUTURE TAX ASSETS	15,563	6,657
OTHER ASSETS	1	574

Total Assets	$745,309	$663,774

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$25,291	$19,012
Accrued liabilities	31,530	25,516
Fair value of derivatives (Note 12)	404	685
Asset retirement obligations (Note 13)	2,217	3,064
Current portion of future tax liability	—	1,450
Current debt (Note 11)	18,547	12,549

Total Current Liabilities	77,989	62,276

LONG TERM DEBT (Note 11)	69,701	73,786
ASSET RETIREMENT OBLIGATIONS (Note 13)	17,153	16,034
FUTURE TAX LIABILITY	42,115	42,154

Total Liabilities	206,958	194,250

MINORITY INTEREST	6,297	7,424
COMMITMENTS AND CONTINGENCIES (Note 14)	—	—

SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 15)
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding.	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 233,222,324 at September 30, 2007 207,891,358 at December 31, 2006	608,711	524,619
CONTRIBUTED SURPLUS	12,273	10,040
EQUITY COMPONENT OF CONVERTIBLE NOTES	2,857	2,857
ACCUMULATED OTHER COMPREHENSIVE INCOME (Note 18)	2,192	—
DEFICIT	(93,979)	(75,416)

Total Shareholders’ Equity	532,054	462,100

Total Liabilities and Shareholders’ Equity	$745,309	$663,774

Accompanying notes for the Balance Sheet can be found on the Form 10-Q filed with the US SEC and on the Company’s website.

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Statements of Operations

	Three months ended,		Nine months ended,
	September 30, 2007	September 30, 2006 (Restated)	September 30, 2007	September 30, 2006 (Restated)
REVENUE
Gold sales	$47,752	$35,996	$105,731	$89,607

PRODUCTION EXPENSES
Mining operations	49,577	24,724	99,971	70,816
Depreciation, depletion and amortization	10,443	5,142	23,440	15,946
Accretion of asset retirement obligation (Note 13)	258	190	829	544

Mine operating costs	60,278	30,056	124,240	87,306

Mine operating margin	(12,526)	5,940	(18,509)	2,301

OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	547	414	1,617	1,004
General and administrative expense	2,623	1,887	9,995	7,040
Abandonment and impairment of mineral properties (Note 7)	1,869	1,849	1,957	1.849
Derivative mark-to-market (gain)/loss (Note 12)	(23)	(1,382)	443	9,346
Foreign exchange (gain)/loss	144	1,118	363	(2,339)
Interest expense	2,018	487	2,870	1,448
Interest and other income	(295)	(372)	(1,560)	(1,833)
Royalty income	—	(186)	—	(4,026)
Gain on sale of investments	242	—	(3,301)	(51,234)

Income/(loss) before minority interest	(19,651)	2,125	(30,893)	41,046
Minority interest	904	(515)	1,126	(443)

Net income/(loss) before income tax	(18,747)	1,610	(29,767)	40,603
Income tax (expense)/benefit (Note 19)	6,038	(77)	11,240	(6,663)

Net income/(loss)	$(12,709)	$1,533	$(18,563)	$33,940

OTHER COMPREHENSIVE INCOME
Unrealized loss on available-for-sale investments	(2,405)	—	(2,956)	—

Comprehensive income /(loss)	$(15,114)	$1,533	$(21,519)	$33,940

Deficit, beginning of period	(81,270)	(107,698)	(75,416)	(140,105)

Deficit, end of period	$(93,979)	$(106,165)	$(93,979)	$(106,165)

Net income/(loss) per common share - basic (Note 20)	$(0.054)	$0.007	$(0.082)	$0.164
Net income/(loss) per common share - diluted (Note 20)	$(0.054)	$0.007	$(0.082)	$0.162
Weighted average shares outstanding (millions)	233.2	207.3	227.6	207.4

Accompanying notes for the Statement of Operations can be found on the Form 10-Q filed with the US SEC and on the Company’s website.

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 233 million shares outstanding.

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Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the availability of power, our alternative power supplies and ability to meet our power needs in the event of future power rationing, our 2007 and 2008 production and cash operating cost estimates, capital expenditure estimates, planned exploration spending and activities, higher ore grades at Wassa, anticipated higher recoveries anticipated at various sites, anticipated closing date and the expected use of proceeds of the $125 million convertible debenture offering, expected improvements to the flotation circuit at the new Bogoso sulfide processing plant, the timing of achieving design recovery rates at the Bogoso sulfide processing plant, the impact of the Hwini-Butre and Benso deposits on the Wassa mine, anticipated commencement dates of mining and production and development costs with respect to the Hwini-Butre and Benso properties, plans for exploration, sources of and adequacy of cash to meet capital and other needs in 2007 and completion of the listing on the Ghana Stock Exchange. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2006, as amended. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.         +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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